Exhibit 99.1

Zynga Appoints Ellen Siminoff to Board of Directors

SAN FRANCISCO – July 19, 2012 – Zynga Inc. (NASDAQ: ZNGA), the world’s leading social game developer, today announced that Ellen Siminoff, President and CEO of Shmoop University, Inc. and a founding executive at Yahoo!, has joined the company’s board of directors. Siminoff will also immediately join the audit committee.

“Ellen has great experience and insights operating web businesses at scale and brings a passion for consumer internet products,” said Mark Pincus, CEO and Founder, Zynga. “Ellen has also been a longtime Words With Friends player with her family and shares our mission to connect the world through games. We’re excited to welcome her to the Zynga family.”

“Zynga is truly about deep connections between people and the company has built a significant, engaged player community around the benefits of play and social,” said Siminoff. “I admire this vision and I look forward to working with Mark and my fellow directors to leverage Zynga’s tremendous success and extend its consumer facing platform for play even further.”

Siminoff is currently CEO of Shmoop University, Inc. an educational publishing company which aims to reduce the friction in learning. She also currently serves on the board of directors for Journal Communications, Inc., Mozilla Corporation, Solarwinds, Inc. and U.S. Auto Parts Network, Inc.

Prior to joining Shmoop University, Inc. Siminoff served as President and CEO of Efficient Frontier, a provider of Search Engine Marketing (SEM) management services, building the company to $1 billion in spend under management. Siminoff was a founding executive at Yahoo! were she held a variety of roles in business and corporate development, culminating with overseeing Yahoo!’s entertainment and small business division. Siminoff graduated from Stanford’s Graduate School of Business with an MBA and Princeton University with a B.A. in economics.

Siminoff joins Zynga’s distinguished board members which include: Jeffrey Katzenberg, Reid Hoffman, Sunil Paul, William “Bing” Gordon, Stanley J. Meresman, Owen Van Natta, John Schappert and Mark Pincus.

About Zynga Inc.

Zynga Inc. (NASDAQ: ZNGA) is the world’s leading provider of social game services with more than 290 million monthly active users playing its games, which include FarmVille, Words With Friends, Matching With Friends, Scramble With Friends, Draw Something, The Ville, Bubble Safari, Ruby Blast, Slingo, CastleVille, CityVille, Hidden Chronicles, Zynga Poker, Zynga Bingo, Zynga Slots, Empires & Allies, The Pioneer Trail, and Mafia Wars. Zynga’s games are available on a number of global platforms, including Facebook, Zynga.com, and Google+.

Media Contact:

Stephanie Hess

shess@zynga.com

415-503-0303